Filed pursuant to Rule 433

Registration Statement No. 333-167916

January 3, 2012

United Mexican States

Final Terms and Conditions

3.625% Global Notes due 2022

Issuer:	United Mexican States

Transaction:	3.625% Global Notes due 2022 (the “Notes”)

Issue Currency:	U.S. dollars

Issue Size:	U.S. $2,000,000,000

Ratings:	Baa1(stable)/BBB(stable)/BBB(stable) (Moody’s/Standard & Poor’s/Fitch) *

Maturity Date:	March 15, 2022

Pricing Date:	January 3, 2012

Settlement Date:	January 6, 2012 (T+3)

Coupon:	3.625%

Issue price:	99.322%

Yield:	3.706%

Interest Payment Dates:	March 15 and September 15 of each year, commencing on March 15, 2012

Optional Redemption:	Make-Whole Call at Treasuries + 30 bps (at any time, from time to time prior to maturity upon giving no less than 30 days’ notice)

Denominations:	U.S. $2,000 and integral multiples thereof

Day Count:	30/360

Underwriters Discount:	0.25%

Listing:	Application will be made to the Luxembourg Stock Exchange - Euro MTF Market Luxembourg

CUSIP/ISIN:	91086QBA5 /US91086QBA58

Joint Bookrunners /Allocation:	Deutsche Bank Securities Inc. (50%) Morgan Stanley & Co. LLC (50%)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus supplement and prospectus of Mexico, each dated October  5, 2010, accompany this free-writing prospectus and are available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312511264441/d239820d424b3.htm . A preliminary pricing supplement, dated January  3, 2012, containing a description of the Notes, is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312512000270/d269563d424b2.htm .

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2010 is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312511285947/d248493d18k.htm; http://www.sec.gov/Archives/edgar/data/101368/000119312511285947/d248493dex99d.htm ; and http://www.sec.gov/Archives/edgar/data/101368/000119312511285947/d248493dex99e.htm.

Amendment No. 1 to Mexico’s annual report on Form 18-K/A for the fiscal year ended December 31, 2010, including Mexico’s recent developments section, is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312512000268/d269513d18ka.htm ; and http://www.sec.gov/Archives/edgar/data/101368/000119312512000268/d269513dex1.htm; as filed with the Commission on January 3, 2012.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll free at 1-800-503-4611 or Morgan Stanley & Co. LLC at 1-866-718-1649.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.